CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A/A of our independent auditor’s report dated March 6, 2026 with respect to the audited balance sheet of VestFundr, LLC as of December 31, 2025, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from August 13, 2025 (inception) to December 31, 2025, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Coral Springs, Florida

April 20, 2026